Exhibit 10.26

EXECUTION VERSION

UNSECURED SELLER NOTE

December 30, 2021    $5,305,787.16

FOR VALUE RECEIVED, the undersigned SURGALIGN HOLDINGS, INC., a
Delaware Corporation (“Payor”), hereby promises to pay to DEARBORN CAPITAL MANAGEMENT LLC, a Delaware limited liability company (“Holder”), on the Maturity Date, the principal sum of five million three hundred five thousand seven hundred eighty-seven and sixteen hundredths U.S. DOLLARS (U.S. $5,305,787.16) (or such lesser amount as is outstanding after giving effect to any reductions of the principal amount hereunder as described in Article 9 of the Stock Purchase Agreement, as defined below) in lawful money of the United States, together with any accrued unpaid interest thereon at the rate provided below, on the Maturity Date (as defined below), in accordance with the terms and conditions contained in this Unsecured Seller Note (this “Note”).

This Note is issued pursuant to, and subject to the terms and conditions of, that certain Stock Purchase Agreement (as defined below).

1.Definitions. For purposes of this Note, the following capitalized terms have the following meaning:

“Business Day” means any day except Saturday, Sunday and any day which shall be in Chicago, Illinois a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in Chicago, Illinois.

“Change of Control” means any of the following: (a) consummation of a merger or consolidation of Payor with or into any other corporation or other entity in which holders of Payor’s voting securities immediately prior to such merger or consolidation will not, directly or indirectly (including through one or more other entities), continue to own at least a majority of the outstanding voting securities of Payor or the entity resulting from such transaction (it being understood that ownership of the securities of an entity that directly or indirectly owns securities of Payor or the resulting entity shall constitute an indirect holding for this purpose); (b) the acquisition by any unrelated person or any group of unrelated persons (excluding, for the avoidance of doubt, any of the payees under this Note, Pawel Lewicki or Kris Siemionow or any of their respective affiliates or any group of which any of them is a member), acting together in any transaction or related series of transactions, of such quantity of Payor’s voting securities as causes such person, or group of persons, to own, directly or indirectly (including through one or more other entities), as of the time immediately after such transaction or related series of transactions, a majority of the outstanding voting securities of Payor; or (c) a sale, transfer or other disposition of Holo Surgical Inc. and its subsidiaries and Inteneural Networks Inc. and its subsidiaries or all or substantially all of the assets of Holo Surgical Inc. and its subsidiaries and Inteneural Networks Inc. and its subsidiaries on a consolidated basis, except where such sale, transfer or other disposition is to a direct or indirect wholly owned subsidiary of Payor. As used in this definition,
(i) “group” shall have the meaning given by Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder and (ii) “voting securities” shall mean securities of a person that are entitled to vote generally in the election of the board of directors of such person (or persons performing a similar function).

“Code” means the United States Internal Revenue Code of 1986, as amended. “Holder” has the meaning ascribed thereto in the Preamble to this Note.
“PIK Payment” has the meaning ascribed thereto in Section 2. “Payor” has the meaning ascribed thereto in the Preamble to this Note. “Maturity Date” has the meaning ascribed thereto in Section 3.
“Note” has the meaning ascribed thereto in the Preamble to this Note.

“Stock Purchase Agreement” means the Stock Purchase Agreement, dated as of the date hereof, by and among Payor, Holder, the other sellers and “Seller Group Members” named therein, and Inteneural Networks Inc. as the “Company” (as amended, restated, supplemented or otherwise modified from time to time).

2.Payment of Interest. The outstanding principal amount hereof (as reduced in accordance with any prior payments or any reductions in accordance with Article 9 of the Stock Purchase Agreement) shall bear interest from the date hereof until paid in full at a rate per annum equal to 6.8% (or such lesser rate as prescribed under applicable usury laws), all of which will be capitalized on each anniversary of the date hereof (and, if not an anniversary, the Maturity Date and/or the date of any prepayment hereunder) and added to the principal amount then outstanding (each such payment, a “PIK Payment”). Following an increase in the principal amount as a result of a PIK Payment, such increased principal amount will bear interest from and after the date of such PIK Payment. Interest shall be compounded annually and all interest charges shall be computed on the basis of a year of three hundred sixty five (365) days and actual days elapsed.

3.Principal Payments. The entire outstanding principal balance of this Note, together with all accrued and unpaid interest thereon, including the amount of each PIK Payment, shall become due and payable on the earlier of (such date, the “Maturity Date”) (i) December 30, 2024 and (ii) the date upon which a Change of Control occurs.

4.Optional Prepayments. Payor may prepay all or any portion of the principal amount of this Note (without, for the avoidance of doubt, any premium or other penalty), together with all accrued interest thereon.

5.Payments Generally.

(a)All payments of principal and interest under this Note shall be made payable to the Holder in lawful money of the United States of America for the Holder’s account at such place as shall be designated by the Holder for such purpose. The Holder shall, and is hereby authorized to, record on a schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of outstanding principal balance of this Note and the date and amount of each principal payment hereunder and each principal reduction pursuant to the Stock

Purchase Agreement; provided, that the failure of the Holder to maintain such schedule or any error therein shall not in any manner affect the obligation of the Payor to repay the amounts due hereunder in accordance with the terms of this Note and the Stock Purchase Agreement.

(b)THE PAYOR WAIVES ANY AND ALL REQUIREMENTS OF DEMAND, PRESENTMENT, PROTEST, NOTICE OF DISHONOR OR FURTHER NOTICE OF ANY KIND IN CONNECTION WITH THIS NOTE.

(c)Should any payment of principal or interest become due and payable on any day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and interest shall continue to accrue at the applicable rate until such payment is made.

6.Default.

(a)Payor shall be deemed in default hereunder upon the occurrence of any of the following (each, a “Default”): (i) the failure by Payor to pay any amount under this Note when due (whether with respect to the scheduled maturity, upon acceleration due to a Change of Control or otherwise), and such failure shall continue for two (2) Business Days; (ii) breach by Payor in any material respect of any representation or warranty under this Note; (iii) the filing by Payor of a voluntary petition for relief under Title 11 of the United States Code, as amended (the “United States Bankruptcy Code”), or a voluntary petition or answer seeking reorganization, arrangement or readjustments of debts, or any other relief under the United States Bankruptcy Code or any other insolvency act or law, state, federal or other governmental, now or hereafter existing, or any agreement by Payor indicating consent to, or approval or acquiescence in, any such petition or proceeding; (iv) the application by Payor for, or the consent or acquiescence of Payor in the appointment of, a receiver or trustee for all or a substantial part of its property; (v) the making by Payor of a general assignment for the benefit of creditors; (vi) the inability of Payor, or the admission of Payor in writing of its inability, to pay its debts as they mature; (vii) the filing of an involuntary petition against Payor seeking reorganization, arrangement or readjustment of its debts or for any other relief under the United States Bankruptcy Code or any other insolvency act or law, state, federal or other governmental, now or hereafter existing, or the involuntary appointment of a receiver or trustee of Payor for all or a substantial part of its property or assets, or the issuance of a warrant of attachment or execution of similar process against a substantial part of the property of Payor and the continuance of such for sixty (60) days undismissed or undischarged; or (viii) the entry of a judgment against Payor which will have a material and adverse effect on Payor’s ability to pay or perform its obligations under this Note to Holder hereunder which is not satisfied or payment thereof secured by a bond, letter of credit or similar collateral acceptable to Holder, in Holder’s sole discretion, within sixty (60) days after the rendition thereof. For the avoidance of doubt, the existence of any “going concern” opinion by the outside auditors of the Payor, in and of itself, shall not constitute an Event of Default hereunder, including under any of the preceding clauses (iii) through (vii).

(b)Upon the occurrence of any Default hereunder, any and all of the indebtedness evidenced by this Note (including the principal and all unpaid interest accrued thereon) may be immediately declared due and payable and thereupon shall become immediately due and payable in full, and Holder shall have all of the rights and remedies described herein and may exercise any or all of such remedies in its sole discretion. Further, Payor hereby agrees to pay all actual out-of-pocket costs and expenses, including reasonable and documented attorneys’ fees, actually incurred by Holder in enforcing any of the rights, powers, remedies and privileges of Holder hereunder.

(c)While any Default exists, upon notice to Payor, interest on the amount of principal due and outstanding hereunder shall accrue at the rate of 4% per annum above the interest rate set forth in Section 2 (“Default Rate”). Any interest accruing at the Default Rate shall be payable upon demand.

7.Representations and Warranties of Payor. To induce Holder to make the loan evidenced by this Note, Payor represents and warrants with respect to itself that the following statements are true and correct:

(a)Organization and Qualification. Payor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)Power and Authority. Payor is duly authorized and empowered to enter into, execute, deliver and perform this Note. The execution, delivery and performance of this Note have been duly authorized by all necessary action on the part of Payor.

(c)Legally Enforceable. This Note is a legal, valid and binding obligation of Payor, enforceable against Payor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

(d)No Conflict. The execution, delivery and performance by Payor of this Note does not and will not (1) violate, contravene or cause Payor to be in default under, any material provision of any applicable law, (2) conflict with, result in a breach of or constitute a default under any agreement, contract, lease or instrument to which Payor is a party or by which it or its property may be bound or affected in a manner that would reasonably be expected to result in a Material Adverse Effect (as defined in the Stock Purchase Agreement) or (3) result in or require the creation or imposition of any lien upon any of the properties or assets now owned or hereafter acquired by Payor (other than Permitted Liens (as defined in the Stock Purchase Agreement)).

8.Amendment and Waiver. The provisions of this Note may be amended and Payor may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if Payor has obtained the prior written consent of Holder.

9.Cancellation. After all principal and accrued interest, and any other obligations, at any time owed with respect to this Note has been indefeasibly paid in full (whether as a result of pay off of the obligations hereunder or otherwise, or any combination of the foregoing), all obligations of Payor hereunder shall cease automatically, and this Note shall promptly be surrendered to Payor for cancellation and shall not be reissued.

10.Tax Matters. Notwithstanding anything to the contrary herein, Payor and any withholding agent shall be entitled to deduct or withhold any amounts required to be deducted and withheld under the Code, or any provision of any United States federal, state, local or non-United States Tax Law; provided that Payor shall use commercially reasonable efforts to notify Holder of its intention to withhold at least five (5) Business Days prior to any such withholding and Payor shall cooperate with any reasonable request made by Holder to obtain reduction or relief from such deduction or withholding. Any amounts so withheld or deducted shall be treated for all purposes of this Note as having been paid to Holder, and such amounts withheld or deducted shall be timely paid over to the appropriate governmental authority.

11.Notices. Section 12.04 (Notices) of the Stock Purchase Agreement is incorporated herein by reference and shall apply as if fully set forth herein mutatis mutandis.

12.Assignment. This Note may not be assigned by the Payor without prior written consent of the Holder; provided, however, that Payor may assign its rights under this Agreement to any controlled Affiliate (as defined in the Stock Purchase Agreement) of Payor. Subject to Holder’s compliance with all applicable laws, rules and regulations and the Stock Purchase Agreement, Holder may assign this Note.

13.Entire Agreement. This Note (together with the schedules hereof) and the Stock Purchase Agreement, constitute the entire agreement between the Payor and the Holder and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties or any of their respective affiliates relating to the transactions contemplated hereby.

14.Governing Law. This Note will be governed by and construed in accordance with the laws of the State of Delaware. Subject to the foregoing, each of the Parties hereto agrees to be bound by Sections 12.15 and 12.16 of the Stock Purchase Agreement.

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IN WITNESS WHEREOF, Payor has executed and delivered this Note on the date first set forth above.

PAYOR:
SURGALIGN HOLDINGS, INC.

By:	/s/ Joshua DeRienzis
Name:	Joshua DeRienzis
Title:	Chief Legal Officer and Corporate Secretary

HOLDER:

DEARBORN CAPITAL MANAGEMENT LLC

By:
Name:
Title:

[Signature Page to Seller Note)

IN WITNESS WHEREOF, Payor has executed and delivered this Note on the date first set forth above.

PAYOR:
SURGALIGN HOLDINGS, INC.

By:
Name:
Title:

HOLDER:

DEARBORN CAPITAL MANAGEMENT LLC

By:	/s/ Krzysztof Siemionow
Name:	Krzysztof Siemionow
Title:	Manager

[Signature Page to Seller Note]